Exhibit 99.1

Investor Relations Update

October 23, 2014

On December 9, 2013, the Plan of Reorganization of AMR Corporation became effective and the related merger transaction was completed. As a result, US Airways Group became a wholly-owned subsidiary of the reorganized AMR Corporation (renamed American Airlines Group Inc., or AAG). AAG is providing guidance on a combined basis for 2014. In addition, this guidance reflects certain reclassifications to conform to the new American Airlines Group Inc. financial statement presentation and excludes special items.

General Overview

•	Pre-tax Margin—The Company expects its fourth quarter pre-tax margin (excluding special items) to be approximately 10.0 percent to 12.0 percent.

•	Capacity—2014 total system capacity is expected to be up approximately 2.2 percent vs. 2013 primarily due to more active aircraft and larger gauge aircraft replacing smaller gauge legacy aircraft. Full year mainline capacity is also expected to be up approximately 2.4 percent year-over-year, of which international capacity is expected to be up approximately 5 percent and domestic capacity is expected to be up approximately 1 percent vs. 2013.

•	Cash—As of September 30, 2014, the Company had approximately $8.8 billion in total cash and short-term investments, of which $875 million was restricted. The Company also had an undrawn revolving credit facility of $1.0 billion. Approximately $721 million of the Company’s unrestricted cash balance was held in Venezuelan bolivars, valued at the weighted average applicable exchange rate of 6.41 bolivars to the dollar. The Company’s cash balance held in Venezuelan bolivars decreased $70 million from the June 30, 2014 balance of $791 million, due primarily to $48 million in repatriations in the third quarter of 2014 ($31 million valued at 6.3 bolivars to the dollar and $17 million valued at 10.6 bolivars to the dollar). This balance also reflects the Company’s significant reduction in capacity in this market, pending further repatriation of funds and due to a decrease in demand for air travel resulting from the effective devaluation of the bolivar. The Company’s September 30, 2014 cash balance includes approximately $94 million valued at 4.3 bolivars, approximately $580 million valued at 6.3 bolivars, and approximately $47 million valued at 12.0 bolivars, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. The Company is continuing to work with Venezuelan authorities regarding the timing and exchange rate applicable to the repatriation of funds held in local currency. The Company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for potential impairment.

In early October, the Company arranged a new credit facility consisting of a fully-drawn $750 million term loan that matures in October 2021 and an undrawn $400 million revolving credit facility that matures in October 2019. Collateral for the new credit facility consists of certain slots, gates and route authorities. Also in early October, the Company increased its existing $1 billion revolving credit facility by $400 million and extended its maturity date from June 2018 to October 2019. As a result of these transactions, the Company’s undrawn revolving credit facility is now $1.8 billion.

•	Fuel—For the fourth quarter 2014, AAG expects to pay an average of between $2.56 and $2.61 per gallon of mainline jet fuel (including taxes). Forecasted volume and fuel prices are provided in the tables below.

•	Cargo / Other Revenue—Includes cargo revenue, frequent flyer revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, simulator rental, airport clubs and inflight service revenues.

•	Taxes / NOL—As of Dec. 31, 2013, AAG had approximately $10.6 billion of net operating losses (NOLs) available to reduce future federal taxable income, the majority of which are expected to be available for use in 2014. The Company also had approximately $4.7 billion of NOLs available to reduce future state taxable income, all of which are expected to be available for use in 2014. The Company’s net deferred tax asset, which includes the NOLs, is subject to a full valuation allowance. As of Dec. 31, 2013, the tax affected valuation allowances associated with federal and state NOLs approximate $4.6 billion and $0.4 billion, respectively. In accordance with generally accepted accounting principles, utilization of NOLs to offset book taxable income reduces the net deferred tax asset and results in the release of corresponding valuation allowances, which offsets the tax provision on our income statement dollar for dollar. The Company may be obligated to record and pay income tax related to certain states and foreign jurisdictions where NOLs may be limited or not available to be used. The Company currently expects this expense to be approximately $5 million or less per quarter for the remainder of 2014.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Mainline Update

October 23, 2014

Mainline Comments

•	Combined mainline data includes American Airlines and US Airways operated flights, and all operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to regional data.

	1Q14A	2Q14A	3Q14A	4Q14E	FY14E
Mainline Guidance
Available Seat Miles (ASMs) (bil)	56.8	61.0	61.9	~57.7	~237.4

CASM ex fuel and special items (YOY % change)[1]	8.97	8.55	8.35	+2% to +4%	+2% to +4%

Cargo Revenues ($ mil)	206	221	215	~225	~867
Other Revenues ($ mil)	1,124	1,214	1,166	~1,140	~4,644

Average Fuel Price (incl. taxes) ($/gal) (as of 10/21/14)	3.10	3.02	2.97	2.56 to 2.61	2.90 to 2.95
Fuel Gallons Consumed (mil)	874	937	952	~877	~3,640

Interest Income ($ mil)	(7)	(8)	(7)	~(7)	~(29)
Interest Expense ($ mil)[2]	212	212	210	~223	~857

Other Non-Operating (Income)/Expense ($ mil)[2,3]	(15)	(11)	58	~5	~37

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	(133)	(128)	(154)	~(310)	~(725)
Net Aircraft CAPEX & PDPs	(483)	(1,007)	8	~(761)	~(2,243)

Notes:

1.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Excludes special items; please see the GAAP to non-GAAP reconciliation at the end of this document.
3.	Other Non-Operating (Income)/Expense includes primarily gains and losses from foreign currency.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Regional Update

October 23, 2014

Regional Comments

•	AAG receives feed from 9 regional airlines, including wholly owned subsidiaries Envoy, PSA Airlines and Piedmont Airlines.

•	All operating expenses (including capacity purchase agreements) associated with regional operations are included within the regional non-fuel operating expense line item on the income statement.

	1Q14A	2Q14A	3Q14A	4Q14E	FY14E
Regional Guidance
Available Seat Miles (ASMs) (bil)	6.56	7.09	7.27	~7.30	~28.22
CASM ex fuel and special items (YOY % change)[1]	16.62	15.80	15.52	0% to +2%	+3% to +5%

Average Fuel Price (incl. taxes) ($/gal) (as of 10/21/14)	3.10	3.07	3.02	2.60 to 2.65	2.93 to 2.98
Fuel Gallons Consumed (mil)	161	174	178	~176	~689

Regional Airlines

Envoy[2]	Mesa Airlines, Inc.
SkyWest Airlines, Inc.	Piedmont Airlines, Inc.[2]
ExpressJet Airlines, Inc.	PSA Airlines, Inc.[2]
Republic Airline Inc.	Trans States Airlines, Inc.[3]
Air Wisconsin Airlines Corporation

Notes:

1.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Wholly owned subsidiary of American Airlines Group Inc.
3.	Pro-rate agreement.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update

October 23, 2014

Fleet Comments

•	The Company expects to take delivery of 84 mainline aircraft during 2014, consisting of 10 A319s, 43 A321s, 3 A332s, 20 B738s, 2 B788s and 6 B773s. In addition, the company expects to retire 6 A320s, 14 B734s, 19 B757s, 14 B762s and 26 MD80s by the end of 2014.

•	In 2014, the Company expects to take delivery of 15 CRJ900 aircraft at its wholly owned subsidiary PSA Airlines. In addition, the Company’s partner airlines are expected to take delivery of 10 CRJ900 aircraft and 24 E175 aircraft. The Company expects to retire 40 ERJ140 aircraft and 2 Dash 8-100 aircraft.

		Mainline Ending Fleet Count [1]
	2013A	1Q14A	2Q14A	3Q14A	4Q14E
A319	108	108	112	114	118
A320	70	68	67	67	64
A321	96	108	116	132	139
A332	12	13	15	15	15
A333	9	9	9	9	9
B734	14	13	10	1	0
B738	226	231	236	239	246
B757	117	116	114	108	98
B762	20	15	8	7	6
B763	58	58	58	58	58
B772	47	47	47	47	47
B773	10	11	13	14	16
B788	0	0	0	0	2
E190	20	20	20	20	20
MD80	163	160	159	147	137

	970	977	984	978	975

		Regional Ending Fleet Count [1]
	2013A	1Q14A	2Q14A	3Q14A	4Q14E
CRJ200	138	138	138	138	138
CRJ700	61	61	61	61	61
CRJ900	51	51	56	66	76
DASH 8-100	29	28	27	27	27
DASH 8-300	11	11	11	11	11
E170	20	20	20	20	20
E175	56	62	68	74	80
ERJ140	74	71	58	42	34
ERJ145	118	118	118	118	118

	558	560	557	557	565

Notes:

1.	Fleet counts now include aircraft in temporary storage and aircraft that have yet to be returned to lessors.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding

October 23, 2014

Shares Outstanding Comments

•	The estimated weighted average shares outstanding for the remainder of the year are listed below.

2014 Shares Outstanding (shares mil)1

	Shares
For Q4	Basic	Diluted
Earnings	717	734
Net loss	717	717
	Shares
For FY 2014 Average	Basic	Diluted
Earnings	720	736
Net loss	720	720

Notes:

1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and do not take into consideration any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation

October 23, 2014

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel and special items and regional CASM excluding fuel and special items is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

American Airlines Group Inc GAAP to Non-GAAP Reconciliation

($ mil except ASM and CASM data)

	1Q14	2Q14	3Q14	4Q14 Range		FY14 Range
	Actual	Actual	Actual	Low	High	Low	High
Mainline
Mainline operating expenses[1]	$7,671	$8,299	$8,211	$7,289	$7,432	$31,438	$31,884
Less mainline fuel	2,711	2,830	2,829	2,245	2,289	10,615	10,659
Less special items	(137)	251	221	—	—	335	335

Mainline operating expense excluding fuel and special items	5,097	5,218	5,161	5,044	5,143	20,488	20,890

Mainline CASM (cts)[1]	13.50	13.61	13.28	12.63	12.88	13.24	13.43
Mainline CASM excluding fuel and special items (Non-GAAP) (cts)	8.97	8.55	8.35	8.74	8.91	8.63	8.80

Mainline ASMs (bil)	56.8	61.0	61.9	57.7	57.7	237.4	237.4

Regional
Regional operating expenses	$1,594	$1,657	$1,668	$1,606	$1,638	$6,509	$6,605
Less regional fuel expense	500	535	538	458	466	2,031	2,039
Less special items	4	2	2	—	—	8	8

Regional operating expenses excluding fuel and special items	1,090	1,120	1,128	1,148	1,171	4,470	4,557
Regional CASM (cts)	24.30	23.37	22.94	22.00	22.43	23.07	23.40

Regional CASM excluding fuel and special items (Non-GAAP) (cts)	16.62	15.80	15.52	15.73	16.04	15.84	16.15

Regional ASMs (bil)	6.56	7.09	7.27	7.30	7.30	28.22	28.22

Interest Expense
Interest Expense	$243	$214	$210	$223	$223	$890	$890
Less special items	31	2	—	—	—	33	33

Interest Expense excluding special items	212	212	210	223	223	857	857

Other Non-Operating (Income)/Expense
Other non-operating (income)/expense	$1	$(11)	$108	$5	$5	$103	$103
Less special items	16	—	50	—	—	66	66

Other non-operating (income)/expense excluding special items	(15)	(11)	58	5	5	37	37

Notes: Amounts may not recalculate due to rounding.

(1)	Forecasted mainline operating expenses exclude special items.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements

October 23, 2014

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the limitations of the Company’s historical consolidated financial information, which is not directly comparable to its financial information for prior or future periods; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation to which the airline industry is subject; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of several lawsuits that were filed in connection with the merger transaction with US Airways Group, Inc. and remain pending; an inability to use NOL carryforwards; any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Certificate of Incorporation and Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s quarterly report on form 10-Q for the period ended September 30, 2014 (especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and other risks and uncertainties listed from time to time in our filings with the SEC. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

Please refer to the footnotes and the forward looking statements page of this document for additional information